Exhibit 99.2

Reaching Every Lab. Everyday.™

NEWS RELEASE

30 Penhallow Street

Portsmouth, NH 03801

(603) 433-6131

(800) 327-9970

Contact:	Adam Taich Director of Investor Relations
Phone:	(603) 433-6131 Ext. 415

(For Immediate Release)

Apogent Technologies Inc. Announces Proposed

$250 Million Senior Subordinated Notes Offering

PORTSMOUTH, N.H (April 22, 2003): Apogent Technologies Inc. (NYSE: AOT) announced today a proposed offering of $250 million of senior subordinated notes due 2013. The notes will be offered and sold in a private offering only to qualified institutional investors and to persons outside of the United States. If the offering is completed, Apogent expects to use the net proceeds, together with borrowings under its existing senior credit facility, to fund the repurchase of up to 15 million shares of its common stock in an issuer tender offer separately announced today.

The notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.